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                    [Analysis & Technology, Inc. LETTERHEAD]

                                                                            NEWS




FOR IMMEDIATE RELEASE

                                    CONTACT:    Elaine Beckwith
                                                (860) 599-3910, ext. 2630
                                                E-mail: ebeckwith@atinc.com
                                                Home Page: http://www.aati.com

                                                Cheryl Schneider, Stacey Levitz
                                                Morgen-Walke Associates, Inc.
                                                (212) 850-5600



            ANALYSIS & TECHNOLOGY, INC. ANNOUNCES 3-FOR-2 STOCK SPLIT

      North Stonington, CT, December 19, 1997-- Analysis & Technology, Inc., a leading provider of engineering technologies and technology-based training solutions, announced today that its Board of Directors has approved a 3-for-2 stock split. The stock split will be in the form of a stock dividend to be distributed on January 29, 1998, to shareholders of record at the close of business on January 2, 1998. Shareholders will receive one share of common stock for every two shares of the Company's stock held on the record date. Analysis & Technology will have approximately 3.6 million shares of common stock issued and outstanding after the stock split.

      Gary Bennett, chairman and chief executive officer, said, "This stock split is a reflection of our commitment to shareholders. The stock split will increase the float and liquidity of Analysis & Technology's outstanding shares."

      Working with customers, Analysis & Technology creates technology-based solutions through engineering and information technologies. Its subsidiary, Interactive Media Corp., creates technology- and Web-based training using leading-edge multimedia technologies.

Information in this news release may contain statements that are forward looking statements as defined in the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Additional information and discussion concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained in Analysis & Technology, Inc.'s fiscal year 1997 Annual Report to Shareholders, and in the Company's Form 10-K Annual Report. Copies of these documents may be obtained at no charge by calling Elaine Beckwith, Investor Relations Manager, at 860-599-3910, extension 2630.

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